Energy Conversion Devices Announces NASDAQ to Change its
                        Trading Symbol from ENER to ENERE

 Change in trading symbol arises out of ECD's delayed filing of its 2003 Form
                                      10-K

Rochester Hills, Mich., Oct. 18, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) announced today that NASDAQ has notified the Company that, as a result of the delayed filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2003 with the Securities and Exchange Commission as described in the Company's press releases of October 14 and October 15, 2003, NASDAQ will change the trading symbol for ECD's securities from ENER to ENERE at the opening of business on October 20, 2003.

       On October 16, 2003, ECD received notice of a NASDAQ staff determination indicating that the Company has failed to comply with the filing requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(14) due to the late filing of its Form 10-K. As previously reported, the Company expects to file its Annual Report on Form 10-K during the week of October 20, 2003 and expects that shortly thereafter NASDAQ will restore the trading symbol for ECD's securities to ENER.

      "This notification and action by NASDAQ is a routine procedure that applies to any NASDAQ-listed company that has delayed the filing of its 10-Ks or 10-Qs," said Stephan W. Zumsteg, ECD's vice president and CFO. "ECD intends to cooperate fully with NASDAQ and to take all actions available to maintain its NASDAQ listing."

      Failure to file the Form 10-K potentially subjects the Company's securities to delisting from the NASDAQ National Market. Should the Company, for reasons not presently anticipated, fail to file its Annual Report on Form 10-K by October 23, 2003, the Company will request a hearing before a NASDAQ Listing Qualification Panel to review the NASDAQ staff determination. The request for hearing will stay the delisting of the Company's securities pending the panel's decision. The Company expects to file its Form 10-K before NASDAQ is required to take any further action to delist the Company's securities.

About ECD Ovonics:
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling


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technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic(TM) phase-change electrical memory, Ovonic(TM) phase-change optical memory and the Ovonic(TM) Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                                     ###

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contact:
Ghazaleh Koefod
248.293.0440
investor.relations@ovonic.com